Exhibit 99.2

PTC Therapeutics Announces Pricing of Private Offering of Convertible Senior Notes

SOUTH PLAINFIELD, N.J., Sept. 18, 2019 /PRNewswire/ -- PTC Therapeutics, Inc. (Nasdaq: PTCT) announced today that it has priced its private offering of $250.0 million aggregate principal amount of its convertible senior notes due 2026 (the “Notes”). The Notes will be sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). PTC has granted to the initial purchaser a 30-day option to purchase up to an additional $37.5 million aggregate principal amount of the Notes.

The Notes will be senior unsecured obligations of PTC and will mature on September 15, 2026, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date. The Notes will bear interest at a rate of 1.50% per year, payable semi-annually. The Notes will be convertible prior to March 15, 2026, only upon the occurrence of certain circumstances and will be convertible on or after such date regardless of these circumstances, in either case, into cash, shares of PTC’s common stock or any combination thereof at PTC’s election. The conversion rate for the Notes will initially be 19.0404 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $52.52 per share of common stock. The initial conversion price of the Notes represents a premium of approximately 30% above the public offering price of the previously announced concurrent public offering of common stock by PTC (the “Concurrent Common Stock Offering”).

PTC may not redeem the Notes prior to September 20, 2023. PTC may redeem for cash all or any portion of the Notes, at its option, on or after September 20, 2023 if the last reported sale price of PTC’s common stock has been at least 130% of the conversion price then in effect on the last trading day of, and for at least 19 other trading days (whether or not consecutive) during, any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which PTC provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The sale of the Notes is expected to close on September 20, 2019, subject to the satisfaction of customary closing conditions. The offering of the Notes is not contingent upon the consummation of the Concurrent Common Stock Offering, and the Concurrent Common Stock Offering is not contingent upon the consummation of the offering of the Notes.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Any offers of the Notes will be made only by means of a confidential offering memorandum. The Notes and the shares of PTC’s common stock underlying these securities have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About PTC Therapeutics

PTC is a science-led, global biopharmaceutical company focused on the discovery, development and commercialization of clinically-differentiated medicines that provide benefits to patients with rare disorders. PTC’s ability to globally commercialize products is the foundation that drives investment in a robust pipeline of transformative medicines and our mission to provide access to best-in-class treatments for patients who have an unmet medical need.

For More Information:

Investors:

Emily Hill

+1 (908) 912-9327

ehill@ptcbio.com

Media:

Jane Baj

+1 (908) 912-9167

jbaj@ptcbio.com